Exhibit 4.12
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 17, 2022 (the “Date of this Agreement”) is made by and between RENE ANTHONY ANDRADA HAAS (the “Executive”) and Arm, Inc. (the “Company”) (Executive and the Company collectively, the “Parties”), and amends and restates the Key Executive Employment Agreement, dated as of February 2, 2017 by and between the Company and Executive (the “Original Agreement”).
RECITALS
WHEREAS, the Company has worldwide operations, including in the United States, with North American headquarters located at 150 Rose Orchard Way, San Jose, California 95134;
WHEREAS, Executive has been employed by the Company as EVP and President of IPG for the Company, and the Company has offered Executive a promotion to the position of Chief Executive Officer;
WHEREAS, the Company and Executive desire to amend and restate the Original Agreement, in the form and as of the date hereof, in order to, among other things, revise the positions and responsibilities of Executive, and amend certain aspects of Executive’s compensation and employment terms;
WHEREAS, Executive will continue to be employed by the Company in a capacity in which Executive will receive or have access to information which Executive and the Company acknowledge is confidential and not generally known outside of the Company, and Executive and the Company expect Executive in the discharge of his duties to the Company to develop or contribute to new ideas and improvements which will be confidential, not generally known outside of the Company, and will be proprietary information owned exclusively by the Company; and WHEREAS, Executive wishes to accept such continued employment on the terms set forth herein.
NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and representations contained herein, the Parties hereto agree as follows:
1.Definitions.
(a)“Arm” shall mean Arm Limited (registered in England and Wales under no. 02557590) located at 110 Fulbourn Road, Cambridge, Cambridgeshire, CB1 9NJ, the holding company of the Company.
(b)“Arm Board” shall mean the Board of Directors of Arm (including any duly appointment committee thereof) or the directors present at a meeting of the directors of Arm at which a quorum is present but excluding Executive.
(c)“Associated Company” is defined as any related entity or division of the Company, including but not limited to its parents, predecessors, subsidiaries, affiliates and related entities, current and former employees, officers, and directors, including without limitation Arm, and SoftBank Group Corp, and any holding company parent of Arm (if any such entity is created in connection with an IPO).
(d)“Property” shall mean key, credit cards, cell phone(s), and other handheld electronic devices, laptops and other computer equipment, security access cards, all lists of clients or customers or customers, employee details, correspondence and all other documents, papers and records (including, without limitation, any records stored by electronic means), together with any codes or implements necessary to give full access to such records, system designs, software designs, software programs (in whatever media), presentations, proposals or specifications or any other property of any kind of the Company or any Associated Company which may have come into Executive’s possession, custody or control in the course of his employment, along with any Confidential Information as defined in Exhibit A.

(e)“Services Agreement” shall mean the Strategic Management Services Agreement by and between Arm Limited and the Company (as amended from time to time) dated December 1, 1999.
2.Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, under the terms of this Agreement. The term of this Agreement shall be for an indefinite period of time retroactively commencing as of February 8, 2022(the “Effective Date”) subject to the termination provisions of Section 5 and the at-will nature of Executive employment with the Company. For the avoidance of doubt, this Agreement will not take effect unless and until the Arm Board, following deliberation with the Nomination and Compensation Committee of SoftBank Group Corp., has approved Executive’s Compensation and Benefits (as defined below).
3.Employment.
(a)Positions and Reporting. Executive shall be employed as Chief Executive Officer for Arm. During Executive’s term of employment, Executive shall report directly to the Company’s and Arm’s board of directors.
(b)Authority and Duties. Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with Executive’s position as Chief Executive Officer for the Company commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the bylaws of the Company and the standards of the industry, or in such other capacity as the Company may require. Executive will be a member of ARM’s Executive Committee. Executive will carry out additional, fewer or alternative duties as may reasonably be required of him. During the period of Executive’s employment, Executive shall devote his full business time, skill and efforts to the business of the Company or any Associated Company (and shall use good faith efforts to discharge his obligations under this Agreement to the best of his ability) and shall not from the Effective Date engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Arm Board (acting in accordance with the Services Agreement).
Notwithstanding the foregoing, Executive may (i) serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Arm Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Arm Board (in accordance with the Services Agreement) and the SoftBank Group Corp. Compliance Department (or any successor department or group), serve on the boards of directors of other corporations that are not involved in commercial banking or similar business activities; provided, however, Executive shall not directly or indirectly acquire, hold, or retain any beneficial interest in any business competing with or similar in nature to the business of the Company except passive shareholder investments in other financial institutions and their respective affiliates which do not exceed three percent (3%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis. Provided, however, that as to Executive’s current directorship(s) with Computacenter and Mythic, such Arm Board and SoftBank Group Corp. Compliance Department approval shall not be required (provided, however, that Executive will promptly resign from such current directorship(s) upon the written request of the Arm Board, in accordance with the Services Agreement).
(c)Other Duties. Executive (i) shall act in compliance with Arm’s and SoftBank Group Corp.’s policies and procedures and internal control framework, in conjunction with consideration to relevant obligations under prevailing law and regulation, as well as any resolutions adopted from time to time by the Arm Board, the Company’s board of directors and/or SoftBank Group Corp.’s board of directors; (ii) shall do such things as are necessary to ensure compliance by himself, the Company and any Associated Company with applicable law and regulations; and (iii) acknowledges that he has been provided with access to such laws and regulations and understands that breach of their requirements carry sanctions including criminal liability, and disciplinary action by the Company and/or by the relevant regulatory authority.

(d)Serving in Office. Executive shall (if required at any time by the Company and appointed in accordance with the Company’s Articles of Association) serve as a director of the Company or any Associated Company, and hold office subject to the provisions of the applicable Articles of Association. The Arm Board (in accordance with the Services Agreement) may require Executive to resign from any office held in the Company or any Associated Company at any time by written notice, and Executive must resign as soon as reasonably practicable after any such request is made. Any resignation which is effective under this paragraph will not terminate Executive’s employment under the Agreement or result in or be deemed a breach of this Agreement by the Company.
(e)Temporary Assignments. The Company may, from time to time during his term of employment, require that Executive carry out his duties at other locations of the Company, including its global headquarters in the United Kingdom, for limited periods of time. In connection with such assignments, the Company shall arrange any and all visa or work permits required by such temporary assignments. Such temporary assignments will be subject to a formal assignment letter with Executive setting forth the terms and conditions of such temporary assignments.
(f)Investment Conflicts Management. On or before the Date of this Agreement, Executive shall sign and be bound by the terms of SoftBank Group Corp.’s Investment Conflicts Management Acknowledgment that is attached hereto as Exhibit C, the terms of which are hereby incorporated by reference.
(g)Injunctive Relief. Executive hereby represents and agrees that the services to be performed hereunder are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that the Company, in addition to any other rights or remedies that the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Executive.
(h)Approvals. To the extent that any action, determination, consent or approval of the Company or the Arm Board may be required in respect of any material determination related to Executive’s employment with the Company: (i) such action, determination, consent or approval shall only be taken with the express prior approval of the Arm Board (acting in accordance with the Services Agreement), and (ii) Executive shall recuse himself from and take no part in the approval by the Arm Board of any such action, determination, consent or approval.
4.Compensation and Benefits.
(a)The following Base Salary, Target Bonus, and benefits set forth below in this Section 4 (“Compensation and Benefits”) are subject to and expressly conditioned on the approval of the Arm Board (in accordance with the Services Agreement), following deliberation with the Nomination and Compensation Committee of SoftBank Group Corp. For the avoidance of doubt, Executive acknowledges and agrees that he is not entitled to receive any Compensation and Benefits unless, at minimum, they are duly approved by the Arm Board (in accordance with the Services Agreement) after deliberation with the Nomination and Compensation Committee of SoftBank Group Corp., and that, notwithstanding anything to the contrary, any amounts of such Compensation and Benefits shall be finally determined by the Arm Board (in accordance with the Services Agreement) after deliberation with the Nomination and Compensation Committee of SoftBank Group Corp. Executive further acknowledges and agrees that he has not accepted or declined any offer or opportunity in reliance on the exact amount of Compensation and Benefits as stated in this Agreement or draft thereof.
(b)Salary. As of the Effective Date, Executive shall receive an annual base salary of One Million, Three Hundred and Fifty Thousand United States Dollars ($1,350,000) payable in equal semimonthly payments (the “Base Salary”). Such Base Salary shall be subject to review in the quarter prior to the start of each financial year of the Company, or during Executive’s normal officer review period, for possible adjustment by the Arm Board (in accordance with the Services Agreement) based on various factors including, but not limited to, market conditions, the consolidated results of operations of the Company and the performance of Executive, but shall in no event be decreased from the level set forth above during the Term. No such review will take place if notice has been given regarding termination of this Agreement as provided in Section 5. All payments of Base Salary shall be subject to applicable adjustments for withholding taxes, pro-rations for any partial payment periods and such other applicable payroll procedures of the Company as required under Delaware law. Where Executive’s appointment begins or ends during a calendar month, the Base Salary due for that month shall be on a pro rata basis based on the number of days of employment during that pay period.
(c)Other Salary. Notwithstanding anything to the contrary in the Articles of Association of the Company or any Associated Company, Executive shall not be entitled to any other salary or fees as a director or employee of the Company or any Associated Company and Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.
(d)Annual Bonus.
(i)Executive will be eligible to receive annual bonuses in accordance with the rules and terms of any bonus scheme operated by the Company and/or Arm for executive-level employees of the Company. The amount of any such bonus shall be determined by the Arm Board in its discretion and in accordance with this Agreement, and may be based on various factors, including, but not limited to, performance targets set by the Arm Board (in accordance with the Services Agreement), market conditions, or the consolidated results of operations of the Company and the performance of Executive. The amount of the bonus will be based on a target bonus of approximately 125% of Executive’s Base Salary (the “Target Bonus”) and up to 250% of Executive’s Base Salary for exceptional business performance.
(ii)Executive acknowledges that he has no right to receive a bonus and that the Company or Arm is under no obligation to operate a bonus scheme. Executive further acknowledges that he will not acquire such a right, nor shall the Company or Arm come under such an obligation, merely by virtue of Executive having received one or more bonus payments during the course of his employment as Chief Executive Officer. The Company and Arm may at any time amend the terms of any bonus payment or scheme, or withdraw the scheme in its entirety, in each case whether generally or solely in relation to Executive.
(iii)Executive shall not be entitled to receive a bonus if, on the date on which the bonus would otherwise be paid, Executive (A) is no longer with the Company; (B) is under notice of termination of employment (given by Executive or the Company); or (C) is no longer employed by the Company as Chief Executive Officer or otherwise.
(e)Salary Continuation during Disability. If Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Executive shall be paid the Base Salary otherwise payable to Executive pursuant to subparagraph 4(a) of this Agreement, reduced by the amounts received by Executive from state disability insurance, or worker’s compensation or other similar insurance benefits through policies provided by the Company, for a period of six (6) months from the date of disability. For purposes of this subparagraph 4(e), “disability” shall be defined as provided in the Company’s disability insurance program.
(f)Long Term Incentive Plan. Executive will be eligible to participate in such long-term incentive scheme(s) as the Arm Board and the Remuneration Committee of the Arm Board, acting in accordance with the Services Agreement and following deliberation with the SoftBank Group Corp. Nomination and Compensation Committee may approve from time to time for participation in by Executive, if any, subject to such terms as may be so approved (including, without limitation, in respect of grant amounts, vesting conditions and timing, if applicable). If Executive is at any time granted rights pursuant to any such schemes, those rights shall be subject to the rules of those schemes as in force from time to time, which rules shall not form part of this Agreement. Executive acknowledges that the making of an award to him under those schemes shall not entitle him to any further award, or to participate in any similar plan.

(g)Insurance Benefits. During his term of employment, Executive shall receive such group life, disability, and health (including medical, dental, vision and hospitalization), accident and disability insurance coverage and other benefits which the Company extends, as a matter of policy, to all of its executive employees, except as otherwise provided herein, and shall be entitled to participate in all benefit and other incentive plans of the Company, on the same basis as other like employees of the Company. Executive’s spouse and dependent children shall be eligible for membership in any such health insurance benefits operated by the Company or Arm where reasonably practicable for the Company or Arm to procure such benefits. The Company or Arm shall be under no obligation to make any payment under the private health insurance scheme to Executive unless and until it has received payment from the policy provider for that purpose. The Company or Arm shall have no liability to Executive in respect of any failure or refusal by the policy provider to make any payments under the private health insurance scheme in respect of Executive and the Company or Arm shall be under no obligation to pursue such payments on behalf of Executive. In the event that Executive receives a Base Salary or benefits from the Company or Arm in respect of any period which is subsequently covered by the private health insurance scheme, the Company shall be entitled to deduct from any sums owed to Executive the amount of Base Salary and an amount in respect of the benefits provided for the relevant period. The Company and Arm reserve the right at any time to amend the terms of or withdraw the provision of any benefit under this subparagraph 4(g). No liability will accrue to the Company or Arm in the event that any of the benefits are unavailable to Executive by virtue of any conditions or restrictions imposed by the provider of the benefits. The Company or Arm shall be under no obligation to take any action to enforce the terms of or otherwise procure the provision of any benefit to Executive.
(h)Vacation. In addition to public holidays, Executive shall be entitled to his current entitlement annual vacation during his term of employment at his then existing rate of Base Salary, to be taken at such time or times as may be agreed with the Arm Board (in accordance with the Services Agreement). The Company’s holiday year runs from April to March each year. Vacation will accrue subject to a maximum accrual cap of one times the annual accrual earned each year.
(i)Business Expenses. During Executive’s employment, the Company shall promptly reimburse Executive for all properly documented, reasonable, ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement, Executive shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of the Company, including expenses for entertainment, travel, conventions, and educational programs. All such expenses described above will be subject to compliance with applicable policies of the Company and SoftBank Group Corp. All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Company and SoftBank Group Corp. in effect from time to time. Executive acknowledges and agrees that the use of Company property (including expense reimbursement in respect thereof), including but not limited to any transportation resources, shall only be permitted for Company business purposes. To the extent, if any, that Executive is permitted to use any Company property for personal use (which use must be pre-approved and in writing), Executive hereby agrees to and shall reimburse the Company within no later than thirty (30) days of such personal use absent express written agreement to the contrary.
(j)Life Insurance. The Company shall have the right to obtain and hold a “key-man” life insurance policy on the life of Executive with the Company as beneficiary of the policy. Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.
5.Termination of Employment.
(a)Termination for Cause. The Arm Board may (in accordance with the Services Agreement) terminate Executive’s employment hereunder for “Cause” or without “Cause.” For purposes of this Agreement termination for “Cause” shall mean the Arm Board’s good faith determination that any of the following have occurred:
(i)Executive’s conviction for (or pleading guilty or nolo contendere to) a felony or a crime or conduct involving moral turpitude, fraud, dishonesty, theft, or any act which is a violation of any law or regulation protecting the rights of Executive or the commission of any act that may result in the Company being held criminally liable;
(ii)Executive engages in conduct during the performance of his duties hereunder which constitutes willful or reckless misconduct, willful or gross neglect, fraud, dishonesty, misappropriation or embezzlement;
(iii)Executive engages in other conduct that has or reasonably would bring Executive into public disrepute, contempt, scandal, or ridicule, or harm the Company’s or Arm’s business or professional reputation or that of the Arm Board;
(iv)Breach in any material respect of the terms and provisions of this Agreement, and/or the failure or refusal by Executive to perform his obligations under the Agreement and/or Exhibit A hereto, and failure to cure such breach within thirty (30) days following written notice from the Company specifying such breach. The final decision as to whether Executive has committed such a breach, and should therefore be terminated for Cause, shall be determined by the Arm Board (in accordance with the Services Agreement); or
(v)In the event that the employment of Executive is terminated pursuant to this subparagraph 5(a), the Company shall have no further liability to Executive other than for compensation accrued and for reimbursement of business expenses incurred through the date of termination but not yet paid. In case of such termination, Executive will not be eligible for severance pay, and no notice for such termination is required. Further, termination under this subparagraph 5(a) shall not prejudice any remedy that the Company may have at law, in equity, or under this Agreement.
(b)Termination by the Company without Cause or by Executive for Good Reason. The Arm Board, in accordance with the Services Agreement, may terminate the employment of Executive without “Cause” (as defined in subparagraph 5(a)) at any time during his term of employment by giving thirty (30) days’ written notice to Executive specifying therein the effective date of termination provided, that the Arm Board may change the characterization of the termination for Cause within thirty (30) days before or after the effective date of termination if the Arm Board has learned of new information or otherwise upon a showing that the termination could have been for Cause. Executive shall have the right, but not the obligation, to terminate this Agreement, subject to the surviving terms of this Agreement, as set forth herein, in the event Executive has a Good Reason to terminate his employment with the Company by giving sixty (60) days’ written notice to the Company and the Arm Board specifying therein the effective date of resignation. For purposes of this Agreement, and subject to the Company’s opportunity to cure as provided in subparagraph 5(i) hereof, Executive shall have “Good Reason” to terminate his employment hereunder if such termination shall be the result of:
(i) a significant reduction by the Company in the authority, duties or responsibilities of Executive, or any other action by the Company which results in a significant diminution of his authority, duties, or responsibilities as Chief Executive Officer, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; and (ii) any material reduction in Executive’s annual salary, opportunity to earn annual or long-term incentives, or other monetary compensation, including but not limited to those provided in this Agreement, other than as a result of an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive. Notwithstanding any provision above or elsewhere in this Agreement to the contrary, (i) the Arm Board, in accordance with the Services Agreement, may place Executive on paid leave for up to ninety (90) days while the Arm Board is determining whether there is a basis to terminate Executive’s employment for Cause, or (ii) make take the actions described in Section 5(l), neither of which actions by the Arm Board will constitute Good Reason.
(c)Termination upon Death or Permanent Disability. This Agreement shall terminate automatically upon: (i) the death of Executive, and (ii) the “permanent disability” of Executive; “permanent disability” shall mean that Executive has been deemed by a medical care provider reasonably acceptable to the

Company to indefinitely be unable to perform the essential functions of Executive’s position with or without accommodation.
(i)If Executive’s employment is terminated by reason of the permanent disability of Executive, the Company shall give 30-days’ advance written notice to that effect to Executive or his representative. The Company and Executive shall comply with any obligations they may respectively have, under state or federal law, to interact regarding reasonable accommodations.
(ii)In the event Executive dies during his employment with the Company, (A) the Company shall pay Executive and/or Executive’s designated beneficiary, if any, the Base Severance Amount (as defined in Section 5(g)(i) below) and (B) Executive and/or Executive’s designated beneficiary shall have no further rights to any other compensation, bonuses, or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Company or this Agreement.
(d)Change in Control. “Change in Control” means the occurrence of any of the following events:
(i)the consummation of a transaction, or a series of related transactions, in which any Person becomes the Beneficial Owner, directly or indirectly, of securities of Arm that, together with any other securities of the Company held by such Person, constitute more than 50% of the combined voting power of Arm’s then outstanding securities, other than as a result of a transfer of securities by such Person to an affiliate of such Person;
(ii)the consummation of a merger or other business combination or consolidation of Arm with any other corporation or other entity, except any such merger, or other business combination or consolidation in which the shares of capital stock of Arm outstanding immediately prior to the relevant transaction(s) continue to represent, or are converted into or exchanged for voting securities that represent, immediately following such transaction(s), at least 50%, by voting power, of the voting securities of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the direct or indirect parent entity of such surviving or resulting entity;
(iii)any voluntary or involuntary liquidation, dissolution, bankruptcy or winding up of Arm; or
(iv)the sale or other disposition, in a single transaction or series of related transactions, by Arm of all or substantially all the assets of Arm and its subsidiaries taken as a whole, except where such sale or other disposition is to a wholly owned subsidiary of Arm;
Notwithstanding the foregoing, a transaction (or series of transactions) will not constitute a Change in Control under (i)–(iv) above if:
(A)it occurs by virtue of (1) an initial public offering of Arm’s securities, (2) any merger or consolidation of Arm with or into another entity as the result of which both (x) Arm becomes subject to, or Arm becomes a wholly-owned subsidiary of an entity that is subject to, the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and (y) in which the shares of capital stock of Arm outstanding immediately prior to the relevant transaction(s) continue to represent, or are converted into or exchanged for voting securities that represent, immediately following such transaction(s), at least 50%, by voting power, of the voting securities of (I) the surviving or resulting entity or (II) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the direct or indirect parent entity of such surviving or resulting entity or (3) a financing of Arm for capital raising purposes that is approved by the Arm Board;
(B)its primary purpose is to change the jurisdiction of Arm’s incorporation; or

(C)to the extent necessary to avoid the imposition of taxes or penalties under Section 409A, it is not a “change in the ownership or effective control of” Arm or “a change in the ownership of a substantial portion of the assets of” Arm as determined under Treasury Regulation Section 1.409A-3(i)(5).
a.“Beneficial Owner” has the meaning defined in Rule 13d-3 under the Exchange Act.
b.“Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that, for purposes of subsections (i) and (ii) of the definition of “Change in Control,” such term shall not include (i) Arm or any Subsidiary, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Arm or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation or other entity owned, directly or indirectly, by the stockholders of Arm in substantially the same proportions as their ownership of securities of Arm or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan, is the owner, directly or indirectly, of securities of Arm representing more than 50% of the combined voting power of Arm’s then-outstanding securities (including any affiliate of any natural person, entity or group described in this clause (v)).
(e)Executive shall have the right, but not the obligation, to terminate this Agreement, subject to the surviving terms of this Agreement, as set forth herein, in the event of a Change in Control. For clarity and the avoidance of doubt, the definition of “Change of Control” herein shall not be deemed to amend or alter any change of control-related provision applicable to Executive in any Company and/or Arm long-term incentive plans.
(f)Severance Benefits. As set forth below, in the event this Agreement is terminated by the Company and/or Executive for any of the reasons set forth in subparagraph 5(b) and/or (d) above after the Effective Date, Executive shall be entitled to severance (in amounts stated in the respective subparagraphs (g) and (h) below, respectively), and such severance shall be paid in twelve (12) equal monthly installments (“Severance Period”), provided, however, that Executive’s right to such severance is expressly conditioned on Executive’s continued and ongoing compliance with the terms of Exhibit A of this Agreement and his execution and continued compliance with the Severance and Release Agreement in the form attached as Exhibit B to this Agreement and, in particular, his compliance with the non-competition provisions set forth in Paragraph 8 of the Exhibit B Severance and Release Agreement. Moreover, in the case of any of the severance provisions herein, in the event of a breach by Executive of Exhibit A or Exhibit B of this Agreement after the date upon which either has become effective and Executive has begun to receive severance payment and benefits hereunder or thereunder, or in the case of Executive directly or indirectly working for or otherwise providing services to a Competitor (as defined in Section 8 of Exhibit B below) at any point during the Severance Period (regardless of whether the severance period is altered or a court or arbitrator otherwise finds Executive’s conduct to be a violation of Section 8 of Exhibit B below), the Company may require and Executive shall forfeit any amounts yet to be paid, and Executive shall repay any amounts paid to date.
(g)Severance Benefits in the Event of Termination of Agreement Pursuant to subparagraph 5(b). In the event the Company terminates this Agreement pursuant to subparagraph 5(b), then so long as Executive has executed and continues to comply with the terms of Exhibit A and executes and continues to comply with Exhibit B of this Agreement, as set forth above and below and so long as no Change in Control (as defined above) has occurred prior to such termination, Executive shall be entitled to the following severance benefits:
(i)Base Severance Amount. Executive shall be entitled to receive a sum equal to Executive’s Base Salary, less applicable state and federal withholdings (the “Base Severance Amount”). The Base Severance Amount shall be payable in twelve (12) equal monthly installments in accordance with the terms set forth in Exhibit B hereto.
(h)Severance Benefits in the Event of Termination of Agreement based on a Change in Control pursuant to Subparagraph 1(d). In the event Executive exercises his option, but not obligation, to terminate this Agreement in the event of a Change in Control pursuant to subparagraph 5(d), then so long as Executive has executed and complies with the terms of Exhibit A and executes, does not revoke and complies with Exhibit B of this Agreement, as set forth above and below, Executive (or in the instance of Executive’s death prior to the completion of a contemplated Change in Control transaction, then Executive’s designated beneficiary) shall be entitled to receive the Base Severance Amount as set forth in subparagraph 5(g)(i) above.
(i)Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate this Agreement under subparagraph 5(a) and Executive’s right to terminate his employment for “Good Reason” that (1) the party alleging a breach shall first have given the other party written notice stating with specificity the reason for the termination and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice to cure the breach. If the breach cannot reasonably be cured or remedied within 30 days, the period for remedy or cure shall be extended once for a reasonable time (not to exceed 30 days), provided the party against whom a breach is alleged has made and continues to make a diligent effort to effect such remedy or cure. As to Executive, Executive may only terminate his employment for “Good Reason” (in relation to the matter specified in the notice to the Arm Board) within the 30 day period after the applicable cure period stated above has expired.
(j)Additional Termination Obligations. If Executive’s employment with the Company is terminated for any reason (or immediately, if requested by the Company during Executive’s employment), Executive shall promptly without request:
(i)Inform the Company of and deliver to the Company all Property, documents and data pertaining to Executive’s employment and the confidential information and/or trade secret information as defined in Exhibit A hereto, whether prepared by Executive or otherwise, in Executive’s possession and/or control;
(ii)Sign the Certificate of Compliance Post Termination Certificate attached as Exhibit 2 to Exhibit A to this Agreement. Executive shall not retain any written or other tangible material containing information concerning or disclosing any confidential information and/or trade secret information as defined in Exhibit A hereto; and
(iii)Notwithstanding any prior or future provision of this Agreement or any other policy, representation, or understanding to the contrary, Executive agrees that his obligation to return Property shall apply if Executive uses any personal device, method of communication, or data source or storage, for any Company purpose, such that Executive will make available to the Company any such personal device for return or destruction, at the Company’s option, of Company Property.
Following termination of Executive’s employment under this Agreement, Executive also agrees that, consistent with Executive’s business and personal affairs and his fiduciary duties both to the Company and to any new employer, he will (upon reasonable request by the Company) cooperate with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Executive’s employment by the Company or service to the Company (other than any litigation, administrative proceeding or investigation in which Executive and the Company or it or their affiliates are opposing parties); provided, however, that nothing in this section shall require Executive to cooperate in such a way that would materially and adversely affect his legal interests. Cooperation may include, but is not limited to:
(iv)making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;
(v)if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor, as and to the extent that the Company or the Company’s counsel reasonably requests;
(vi)refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(vii)cooperating in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.
(viii)the Company will promptly pay directly, or promptly reimburse Executive for, any expense reasonably incurred by him in connection with rendering cooperation under this Section, including (without limitation) attorneys’ fees and other charges of counsel approved by the Company, which approval shall not be unreasonably withheld (if Executive reasonably determines that he should retain independent legal counsel), incurred in connection with any cooperation, consultation and advice rendered under this Agreement following receipt of appropriate documentation from Executive substantiating such expenses, and will additionally compensate Executive for his time incurred in such cooperation, consultation and advice at an appropriate rate that the Company reasonably deems consistent with his professional status and compensation levels hereunder.
(k)Executive’s employment with the Company shall be “at will” at all times. Subject to this Section 5 and other relevant Agreement terms, Executive or the Arm Board (in accordance with the Services Agreement) may terminate Executive’s employment with the Company at any time and with or without Cause or Good Reason (as such terms are defined above), notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company or the Arm Board relating to the employment, discipline or termination of employees. Upon and after such termination, all obligations of the Company under this agreement shall cease, except as otherwise provided herein.
(l)Executive acknowledges that the terms of this Agreement and/or any payments, plans or benefits provided in connection with his employment may need to be amended, withdrawn and/or replaced to ensure compliance with: (i) all applicable laws, regulations and regulatory guidance; and (ii) the policies and rules of any stock exchange (and/or any best practice thereof) on which Arm or any Associated Company is listed and/or admitted to trading. The Executive agrees (i) to discuss any such amendment, withdrawal or replacement in good faith with the Company and the Arm Board; and (ii) that any action taken by the Company or the Arm Board pursuant to this section shall not constitute Good Reason for the purposes of Section 5(b)(i).
6.Execution of Employer’s Executive Confidentiality, Non-Disclosure, Non-Recruiting Agreement and Assignment of Interest in Inventions Agreement /Non-Disparagement.
(a)Executive agrees that in consideration for and as a condition of the Company entering into this Agreement, Executive shall execute and be bound by the Executive Confidentiality, Non-Disclosure, Non-Recruiting Agreement and Assignment of Interest in Inventions Agreement attached hereto as Exhibit A. Executive hereby agrees that the Company may notify a prospective or actual new employer of Executive about Executive’s rights and obligations under such agreement, and that the Company may provide such agreement in whole or part (at its option) to any such new employer.
(b)Non-Disparagement. Executive agrees that, during his employment and at any time thereafter, Executive shall not directly or indirectly (a) make any statement, whether in commercial or non-commercial speech, disparaging, criticizing, defaming, slandering, or ridiculing in any way the Company, its parents, their affiliates or their respective officers and directors, or any products or services offered by any of these entities, or (b) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of the Company, its parents, or their affiliates. The Company agrees to instruct those individuals who are current executive officers and members of the Arm Board during Executive’s employment to refrain from making any statement, whether in commercial or non-commercial speech, disparaging, criticizing, defaming, slandering, or ridiculing Executive in any way, provided, however, that this provision shall not otherwise prohibit the Company from reviewing the performance of Executive and communicating the results of such review to Executive. Executive understands and agrees that the Company’s obligations under this Section 6(b) extend only to the Company’s duty to instruct its executive officers and members of the Arm Board who are current executive officers or members of the Arm Board during Executive’s employment and, for the avoidance of doubt, that the Company is not responsible after each such individual is no longer an executive officer or member of the Arm Board. Notwithstanding anything herein to the contrary, nothing herein or elsewhere shall prevent either party from making disclosures or truthful statements required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements, or, in the case of the Company, to make disclosures to and otherwise communicate with auditors, financial, legal or other advisors. Nothing contained in this Section 6 shall in any way limit the rights or relief that either party may have under common law or otherwise with respect to the conduct prohibited in this paragraph. Nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
7.Other Provisions.
(a)Severability. If it is determined that any of the provisions of this Agreement is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
(b)Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.
(c)Notices. Other than any notice or service of process required in connection with a legal action in court or arbitration, which is in no way waived under this Agreement, any and all notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing, and when: (i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the, parties at the following addresses or to such other addresses as either may designate in writing to the other party:
To the Company:
Arm, Inc.
150 Rose Orchard Way
San Jose, California 95134
Attn: General Counsel
With a copy (which shall not constitute notice) to:
SoftBank Group Corp.
SoftBank Group Corp., 1-7-1, Kaigan, Minato-ku, Tokyo 105-7537
Attn: Chief Legal Officer of SoftBank Group Corp.
To Executive:
Mr. Rene Anthony Andrada Haas
[***]

The Company may also give notice in writing to the Executive by email sent to the Executive’s Arm email address from time to time and such notice shall be deemed to have been given at the time of transmission of the email.
(d)Entire Agreement. This agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto

(including without limitation the Original Agreement). In the event of any conflicts, this Agreement will take precedence over any other verbal or written terms and conditions of employment. Provided, however, that (as to any period prior to the Date of this Agreement), the Executive Confidentiality, Non-Disclosure, and Non-recruiting Agreement dated 2 February, 2017 by and between Executive and the Company shall remain in full force and effect in accordance with its terms).
(e)No Third-Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the Parties and not for the benefit of any third party.
(f)Waivers and Amendments. This Agreement, including Exhibit A and B hereto, may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance; to be effective, any such written instrument signed on behalf of the Company must (a) expressly refer to this Agreement, (b) be signed by a duly authorized representative of the Company, which representative shall not be Executive, (c) be signed only with the express prior approval of the Arm Board (ion accordance with the Services Agreement), and (d) be approved as required pursuant to all applicable policies of the Company and applicable law (including, if applicable, consideration and approval by the Arm Board and any applicable committees thereof). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
(g)Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
(h)Directors and Officers Indemnification and Insurance. Subject to applicable law, Executive will be provided indemnification on terms determined by the Company, including, if applicable, any directors and officers insurance policies, and subject to the terms of any separate written indemnification agreement. For the avoidance of doubt, under no circumstances shall Executive be eligible for or be provided indemnification for any legal action in any forum that the Company, its parent, or affiliates (including without limitation SoftBank Corp. and SoftBank Group Corp.) pursue against Executive or that Executive pursues against the Company, its parent, or affiliates.
(i)Indemnity Agreement. Without limitation of the generality of subparagraph 7(h) above, the Company and Executive shall (as soon as practicable after the Date of this Agreement) execute and deliver the Indemnity Agreement attached hereto as Exhibit D.
(j)Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive; any purported assignment by Executive in violation hereof shall be null and void, in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder; provided that such assignment shall not limit the Company’s liability under this Agreement to Executive.
(k)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
(l)Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
(m)Waiver of Breach. Any waiver by either party of any breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach thereof.

(n)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(o)Arbitration.
(i)Any dispute, claim or controversy (1) arising out of or relating to this Executive’s Executive Confidentiality, Non-Disclosure, Non-Recruiting Agreement and Assignment of Interest in Inventions Agreement and/or claims for Executive’s misappropriation of trade secrets, breach of fiduciary duty, or Executive’s related tortious conduct or (2) with an amount in controversy greater than three times the combined Base Salary and Base Severance Amount (as defined above), shall (unless the Company elects arbitration) be brought and exclusively decided in the federal or state courts of the State of Delaware, where Executive expressly agrees to personal jurisdiction. All other disputes, claims or controversies between the Parties shall be determined by arbitration in Delaware before a panel of three arbitrators. The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. This clause shall not preclude any party from seeking provisional relief, such as injunctive or similar non-monetary equitable relief, injunctive or similar nonmonetary equitable relief in a court of competent jurisdiction.
(ii)No arbitration will be deemed commenced, nor will the time to respond to any arbitration demand begin to run unless and until a party complies with the Delaware Uniform Arbitration Act, 10 Del. C. § 5703, including but not limited to service of a notice of intent to arbitrate in the same manner as a summons or by registered or certified mail. Delivery of e-service documents through the JAMS Electronic Filing System and anything else short of formal service of process will not be considered valid and effective service.
(iii)Within 15 days after the commencement of arbitration, each party to the arbitration shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If the arbitrators selected by the parties to the arbitration are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve as neutral, independent and impartial arbitrators.
(iv)The parties shall maintain the confidential nature of the arbitration proceeding and the award rendered by the arbitrators, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
(v)For the purposes of Rule 6 of the JAMS Employment Arbitration Rules & Procedures, the parties agree that if more than one arbitration is filed with JAMS arising out of or relating to this Agreement, Exhibit A or (in each case) the breach, termination, enforcement, interpretation or validity thereof, JAMS may consolidate such Arbitrations pursuant to Rule 6(e), notwithstanding the choice of law governing each such agreement.
(p)Executive’s Acknowledgment of Representation by Independent Counsel in Negotiation of this Agreement. Executive acknowledges, represents, and warrants that he has in fact been individually, fully, and adequately represented by legal counsel in negotiating with the Company the terms of this Agreement, including without limitation the venue or forum in which a controversy arising from the Agreement may be adjudicated and the choice of law to be applied.
(q)Executive Claims. Executive acknowledges and agrees that (as of the Date of this Agreement) Executive is (to the best of his knowledge) not aware of any claims or causes of action against the Company or any of its affiliates (including without limitation SoftBank Corp. and SoftBank Group Corp.) arising out of or relating to Executive’s previous employment with the Company.

(r)409A. It is intended that the terms of this Agreement comply with Section 409A of the Code and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that the Company, the Company’s affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, with respect to any amounts under this Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of Executive’s termination of employment, Executive shall not be deemed to have terminated employment unless and until Executive has experienced a “separation from service” (as that term is used in Section 409A). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, on and after the date on which the Company’s stock becomes publicly traded on an established securities market or otherwise, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death).
(s)Tolling and Suspension. In the event of a breach by Executive of any restrictive covenant contained in this Agreement and Exhibits A and B hereto, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company shall receive the benefit of Executive’s compliance with the terms and conditions of this Agreement.
(t)Original Agreement. This Agreement amends and supersedes the Original Agreement in its entirety (without prejudice to rights previously accrued thereunder).

Executive: /s/ Rene Anthony Andrada Haas RENE ANTHONY ANDRADA HAAS 11/21/2022 Date	Accepted and agreed to: Arm, Inc. /s/ Spencer Collins Signature Spencer Collins Name EVP, Chief Legal Officer Title 12/13/2022 Date

EXHIBIT A
EXECUTIVE CONFIDENTIALITY, NON-DISCLOSURE,
NON-RECRUITING, NON-COMPETITION AGREEMENT AND ASSIGNMENT OF INTEREST IN
INVENTIONS AGREEMENT
This Executive Confidentiality, Non-Disclosure, Non-Recruiting Agreement and Assignment of Interest in Inventions Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Arm, Inc. (the “Company”) and RENE ANTHONY ANDRADA HAAS (referred to as the “Executive”) as of the date indicated below, in regard to the following facts:
A.As part of Executive’s employment with the Company, Executive has or will be exposed to and/or provided with trade secrets (hereinafter referred to as “Trade Secrets”) and proprietary and confidential information (hereinafter referred to as “Confidential Information”) relating to the operation of the Company’s business and its clients or customers.
B.The Company wishes to protect its Trade Secrets and Confidential Information from unauthorized possession, use or disclosure, and to protect itself from unfair competition. Accordingly, Executive acknowledges that a part of the consideration Executive is providing the Company in exchange for his employment and continued employment based on the terms of the Amended and Restated Executive Employment Agreement provided by the Company is Executive’s continued agreement to maintain the secrecy of the Company’s Trade Secrets and Confidential Information in the manner provided herein.
In consideration of the foregoing, Executive agrees as follows:
1.Duty of Loyalty. While employed by the Company, Executive agrees at all times to devote his best efforts to the business of the Company, to perform conscientiously all duties and obligations required or assigned, and not to usurp, for personal gain, any opportunities in the Company’s line of business.
2.Protection of the Company’s Trade Secrets and Confidential Information.
A.Definition of Trade Secrets. Executive acknowledges and agrees that, through his employment with the Company, he has or will be exposed to and provided with the Company’s Trade Secrets. “Trade Secrets” mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain it secrecy. The Company’s and any Associated Company’s Trade Secrets include, but are not limited to, the following: trade secrets and any inventions or improvements which Executive may make or discover in the course of his duties, details of suppliers, including without limitation their services and terms of business, prices charged to and terms of business with clients/customers and marketing plans and sales forecasts, processes, inventions, designs, know how, pitch lists, discoveries, technical information relating to the production or supply of any past, present or future products or service of the Company or any Associated Company. Executive acknowledges and agrees that the Company’s Trade Secrets are not generally known to the public or to the Company’s competitors, were developed or compiled at significant expense by the Company over an extended period of time, are the subject of the Company’s reasonable efforts to maintain their secrecy, and that the Company derives significant independent economic value by keeping its Trade Secrets a secret.
B.Definition of Confidential Information. Executive acknowledges and agrees that, through his employment with the Company, he has or will be exposed to and/or provided with the Company’s Confidential Information. “Confidential Information” means information belonging to the Company, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, that has been provided to Executive during his employment with the Company and/or Executive has gained access to while employed by the Company and/or was developed by Executive in the course of Executive’s employment with the Company, that is proprietary and confidential in nature. The Company’s Confidential Information includes, but is not limited to, the following: information believed by the Company to be a Trade Secret that ultimately does not qualify as such under California law but nonetheless was maintained by the Company as confidential; information concerning the nature of the Company or any Associated Company’s business and its manner of operation, including but not limited to corporate plans, management systems; the methods and systems used by the Company in soliciting, selling and providing its services and/or products to its clients and/or customers; financial and accounting information, such as cost, pricing and billing information, client and/or customer profiles, financial policies and procedures, and revenues and profit margins; sales and marketing information, such as sales strategies and programs; information concerning the Company or any Associated Company’s clients and/or customers and prospective clients and/or customers; information concerning the Company or any Associated Company’s vendors and suppliers; client and/or customer lists; prospective client and/or customer lists; client and/or customer buying habits and special needs; employee policies and procedures; personnel records of employees, workers and officers, including without limitation details of their roles and responsibilities; software developed by or for the benefit of the Company or any Associated Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes); information about the Company’s designs, layouts, algorithms, design technology and know-how, formulas, manufacturing and/or design techniques, inventions (whether patentable or not); information concerning the Company’s business relationships with persons, firms, corporations and other entities.
C.Property of the Company. Executive acknowledges and agrees that all Trade Secrets and Confidential Information developed, created or maintained by Executive, alone or with others, while he is employed by the Company, shall remain at all times the sole Property of the Company.
D.Information Not Included Within the Definition of Trade Secrets and/or Confidential Information. For avoidance of doubt, the Company’s Trade Secrets and Confidential Information do not include any information that: (1) is already in the public domain or becomes available to the public through no breach by Executive of this Agreement; (2) was lawfully in Executive’s possession prior to disclosure to Executive by the Company; (3) is lawfully disclosed to Executive’s by a third party without any obligations of confidentiality attaching to such disclosure; or (4) is developed by Executive entirely on his own time without the Company’s equipment, supplies or facilities and does not relate at the time of conception to the Company’s business or actual or demonstrably anticipated research or development of the Company.
E.Covenant Not to Use, Publish or Disclose the Company’s Trade Secrets and/or Confidential Information During and After Termination of Employment. Executive acknowledges and agrees that Executive’s employment with the Company creates a relationship of confidence and trust with the Company with respect to all of the Company’s Trade Secrets and Confidential Information. Therefore, at any time during Executive’s term of employment or following the termination of Executive’s employment with the Company, whether voluntary or involuntary, Executive shall not, except as required in the conduct of the Company’s business or as authorized in writing by the Company, use, publish or disclose any of the Company’s Trade Secrets and/or Confidential Information in any manner whatsoever.
F.Covenant Not to Solicit the Company’s Clients and/or Customers after Termination of Employment through the Use of the Company’s Trade Secrets and/or Confidential Information. Executive agrees that during his employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s clients and/or customers for the purposes of providing products or services that are competitive with those provided by the Company where such solicitation and/or attempt at solicitation is done by Executive through the use of the Company’s Trade Secrets and/or Confidential Information.
G.Defend Trade Secrets Act Immunity. Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided Executive’s actions are consistent with 18 U.S.C. § 1833.
3.Non-Recruiting Covenant. Executive acknowledges and agrees that the Company has invested substantial time and effort in assembling its present personnel. Therefore, Executive agrees that for twelve (12) months following his termination of employment with the Company, whether voluntary or involuntary and regardless of the reason for the cessation of Executive’s employment, Executive will not directly or indirectly recruit, or attempt to recruit, any employee/executive of the Company with whom Executive worked with, met, supervised, or learned confidential information about through his employment with the Company, or induce or attempt to induce any employee of the Company, to terminate or cease employment with the Company. Notwithstanding the foregoing, nothing in this Section 3 shall prevent Executive from receiving and considering any application from any employee/executive of the Company with whom Executive worked with, met, supervised, or learned confidential information about through his employment with the Company, that is not solicited by Executive or on Executive’s behalf.
4.Covenant Not to Compete During Employment Period. Executive promises that during his term of employment with the Company, he shall not, directly or indirectly, either as an employee, company, consultant, agent, principal, partner, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the subject matter of his employment with the Company or relating to the Company’s line of business.
5.Assignment of Interest in Inventions.
A.Executive agrees that any inventions made by Executive solely or jointly with others during the term of this Agreement, that (1) are made with the Company’s equipment, supplies, facilities, trade secrets, or time, or (2) that relate, at the time of conception or of reduction to practice, to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (3) that result from any work performed by Executive for the Company or result from the use of premises owned, leased or otherwise used or acquired by the Company (hereinafter referred to as “Invention” or “Inventions”), shall belong to the Company, and Executive promises to assign any and all rights in such Inventions to the Company.
B.Executive agrees that any Inventions made by Executive solely or jointly with others, made after the date that this Agreement terminates, that are based on the Company’s Trade Secrets, shall belong to the Company, and Executive promises to assign any and all rights in such Inventions to the Company. For the purposes of this Section 5, an Invention is based on the Company’s Trade Secrets if the invention incorporates any such secrets in design or principal.
C.Executive also agrees the Company shall have the right to keep any Inventions covered by this Agreement as trade secrets, and Executive agrees not to disclose such Inventions to any third parties except as specifically authorized by the Company.
D.Executive agrees to assign to the Company all rights in any other Inventions made by Executive of the Company as required to grant those rights to the United States government or any of its agencies.
E.Notwithstanding any provision of this Section 5, Executive shall not be required to assign, nor shall he be deemed to have assigned, any of Executive’s rights in any inventions, as set forth in Labor Code section 2870 (reprinted in its entirety in the form attached hereto as Exhibit 3), that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secrets, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to the Company’s business or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.

F.In order to permit the Company to claim rights to which it may be entitled, Executive agrees to disclose to the Company in confidence (1) all Inventions that Executive makes, either solely or jointly with others, during the term of his employment, and (2) all patent applications filed by Executive during, or within one (1) year after termination of his employment. Executive also agrees to submit to a reasonable and confidential review process under which the Company may determine such issues as may arise under this Agreement.
G.Executive shall assist the Company in applying for, prosecuting, obtaining or enforcing any and all patents, copyrights or other right or protection relating to any Inventions, designs, improvements, and discoveries deemed patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters of patent, to vest the Company with full and extensive titles to those patents and/or copyrights, and to protect the same against infringement by others, from, during and after the termination of this Agreement. In the event that assistance of Executive is needed after the termination of this Agreement, Executive will be paid for that assistance at the hourly rate he earned when this Agreement terminated.
H.For the purpose of this Agreement, an Invention is deemed to have been made during Executive’s term of employment if the Invention was conceived or actually first reduced to practice during that period.
I.If the Company is unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized Officers and Agents as Executive’s Agent and Attorney-In-Fact, to act for and in Executive’s behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by Executive.
J.    Except as disclosed in the form attached hereto as Exhibit B, Executive represents and warrants that he knows nothing about the Inventions of the Company, as defined in this Agreement, other than the Inventions that have been or will be disclosed to Executive by the Company.
6.The Company’s Ownership of Copyrights. Executive agrees that all original works of authorship not otherwise within the scope of paragraph Exhibit A5.E) above that are conceived or developed during Executive’s employment with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s facilities, or relating to the Company, or its subsidiaries or affiliates, are “works for hire” to the greatest extent permitted by law and shall be owned exclusively by the Company, and Executive hereby assigns to the Company all of Executive’s right, title, and interest in all such original works of authorship. Executive agrees that the Company shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in the Company’s name the copyright to any such original works of authorship.
7.Reasonableness of Restrictive Covenants. Executive acknowledges that he has carefully read and considered Sections 2, 3, 4, 5, and 6 of this Agreement and agrees that the restrictions set forth therein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company.
8.Prior Agreements, Relationships and Commitments.
A.Except as disclosed in Exhibit 1 attached hereto, Executive has no knowledge of any of the Company’s Trade Secrets or Confidential Information other than the information Executive has learned from the Company.
B.Executive represents that he has no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent Executive from performing any of Executive’s obligations to the Company under this Agreement, or would otherwise prevent Executive from performing his job duties while employed by the Company.

C.Executive will not disclose and has not disclosed to the Company and will not use, or induce the Company to use, any trade secrets or confidential information of others. Executive represents and warrants that he has returned all property, trade secrets and confidential information belonging to others and is not in possession of any such property, confidential information or trade secrets.
D.Executive agrees to indemnify, defend and hold harmless the Company and its officers, directors and executives from any and all claims, damages, costs, expenses or liability, including reasonable attorney’s fees incurred in connection with or resulting from any breach or default of the representations and warranties contained in this Section 8.
9.Termination of Employment. If Executive’s employment with the Company is terminated for any reason, whether voluntarily or involuntarily, Executive shall promptly:
A.Inform the Company of and deliver to the Company all records, files, electronic data, documents, plans, reports, books, notebooks, notes, memoranda, correspondence, contracts and the like in Executive’s possession, custody or control that contain any of the Company’s Trade Secrets or Confidential Information which Executive prepared, used, or came in contact with while employed by the Company;
B.Inform the Company of and deliver to the Company all records, files, electronic data, documents, plans, reports, books, notebooks, notes, memoranda, correspondence, contracts and the like in Executive’s possession, custody or control that pertain in any way to the business of the Company and which Executive prepared, used, or came in contact with while employed by the Company;
C.Deliver to the Company all tangible property in Executive’s possession, custody or control belonging to the Company, including, but not limited to, key cards, office keys, cell phone, pagers, personal digital assistants, external hard drives, thumb drives, zip drives, lap top computers and desk top computers; and
D.Allow the Company’s representative to inspect Executive’s personal desk top computer, lap top computer, thumb drive, zip drive, and/or any other external hard drive to determine whether any of the Company’s Trade Secrets and/or Confidential Information reside on said computer or drive and to remove any such Trade Secrets and/or Confidential Information.
E.Sign the Certificate of Compliance Post Termination attached hereto as Exhibit 2.
10.Injunctive Relief. Executive acknowledges and agrees that if the Company’s Trade Secrets and/or Confidential Information were disclosed to a competing business or used in an unauthorized manner as provided herein, such unauthorized disclosure or use would cause immediate and irreparable harm to the Company and would give a competing business an unfair business advantage against the Company for which the Company may not have an adequate remedy at law. As such, Executive agrees that the Company shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce Sections 2, 3, 4, 5, and 6 of this Agreement in the event of breach or threatened breach by Executive, in addition to any other remedies available to the Company at law or in equity. The restrictive covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against the Company is not a defense to enforcement of said covenants by injunction.
11.Employment Agreement. Executive agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment with the Company, nor shall it interfere in any way with Executive’s right or the Company’s right to terminate Executive’s employment at any time that is inconsistent with the Employment Agreement to which this Agreement is attached.
12.Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

13.Tolling and Suspension. In the event of a breach by Executive of any restrictive covenant contained in this Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company shall receive the benefit of Executive’s compliance with the terms and conditions of this Agreement.
14.Entire Agreement. This is the entire agreement between the Company and Executive regarding the secrecy, use and disclosure of the Company’s Trade Secrets and Confidential Information and this Agreement supersedes any and all prior agreements regarding these issues. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws. This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after Executive’s termination or cessation of employment. Any dispute, claim, or controversy arising out of or related in any way to this Agreement shall be determined pursuant to Section 7 of the Employment Agreement, which is incorporated herein by reference.
15.Executive’s Acknowledgment of Representation by Independent Counsel in Negotiation of this Agreement. Executive acknowledges, represents, and warrants that he has in fact been individually, fully, and adequately represented by legal counsel in negotiating with the Company the terms of this Agreement, including without limitation the venue or forum in which a controversy arising from the Agreement may be adjudicated and the choice of law to be applied
16.Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that one or more of the provisions of this Agreement, or any part thereof, is or are invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, and this Agreement shall be given full force and effect while being construed as if such invalid, illegal or unenforceable provision had not been contained within it. If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, Executive consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.
The undersigned acknowledges that he has read and understood this Agreement, and that he signs this Agreement intending to be hound by its terms as of the date indicated below.
Arm, Inc.
By: /s/ Spence Collins
Name: Spencer Collins
Title: EVP, Chief Legal Officer
EXECUTIVE:
/s/ Rene Anthony Andrada Haas
RENE ANTHONY ANDRADA HAAS

EXHIBIT B
SEVERANCE AND RELEASE AGREEMENT
THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Arm, Inc. (“Company”) and RENE ANTHONY ANDRADA HAAS (“Executive”).
RECITALS
WHEREAS, the Company and Executive have determined that it is in their best interests for Executive to separate from his position with the Company;
WHEREAS, the Company and Executive had previously entered into that certain Amended and Restated Executive Employment Agreement dated [•], 2022 (“Employment Agreement”), to which this Agreement was Exhibit B thereto that provided for certain severance benefits under Paragraph 5 of the Employment Agreement;
WHEREAS, the Company wishes to provide Executive with certain benefits in consideration of Executive’s separation and the promises and covenants of Executive as contained herein, including Executive’s agreement to release all claims against the Company;
NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
1.Separation. Executive’s separation from all positions he holds with the Company shall be effective on [•] (the “Separation Date”).
2.Consideration. Provided that Executive does not revoke this Agreement as provided in Paragraph 7 and depending on the contractual basis for Executive’s termination or resignation from employment with the Company, and subject to the limitations set forth in Paragraph 8 below, the Company shall, commencing on the eighth day following Executive’s execution of this Agreement, pay Executive the following severance amounts:
2.1Severance Benefits. As set forth below, in the event the Employment Agreement is terminated by the Company and/or Executive for any of the reasons set forth in Paragraph 5(b) of the Employment Agreement (incorporated herein by this reference), Executive shall be entitled to severance, as set forth below, and such severance shall be paid in twelve (12) equal monthly installments and Executive’s right to such severance is expressly conditioned on Executive’s continue and ongoing compliance with the terms of Exhibit A of the Employment Agreement and his executing this Agreement and, in particular, his compliance with the non-competition provisions set forth in Paragraph 8 of this Agreement. Moreover, in the case of any of the severance provisions herein, in the event of a breach by Executive of Exhibit A of the Employment Agreement or this Agreement after the date upon which either has become effective and Executive has begun to receive severance payment and benefits hereunder or thereunder, the Company may require and Executive shall forfeit any amounts yet to be paid, and Executive shall repay any amounts paid to date.
(a)Severance Benefits in the Event of Termination of the Employment Agreement Pursuant to Paragraph 5(b) of the Employment Agreement. In the event the Company terminates the Employment Agreement pursuant to Paragraph 5(b), then so long as Executive has executed and complies with the terms of Exhibit A of the Employment Agreement and executes and does not revoke and complies with this Agreement, as set forth above and below and so long as no Change in Control (as defined in Paragraph 1(d) of the Employment Agreement) has occurred prior to such termination, Executive shall be entitled to the following severance benefits:
(i)Base Severance Amount. Executive shall be entitled to receive an amount equal to Executive’s Base Salary (the “Base Severance Amount”). The Base Severance Amount shall be payable in twelve (12) equal monthly installments on the 15th day of each month commencing on the 15th day of the month following Executive’s execution of this Agreement;

(b)Severance Benefits in the Event of Termination of the Employment Agreement Based on a Change in Control pursuant to Paragraph 1(d) of the Employment Agreement. In the event Executive exercises his option, but not obligation, to terminate the Employment Agreement in the event of a Change in Control pursuant to Paragraph 1(d) of the Employment Agreement, then so long as Executive has executed and complies with the terms of Exhibit A of the Employment Agreement and executes, does not revoke and complies with this Agreement, as set forth above and below, Executive (or in the instance of Executive’s death prior to the completion of a contemplated Change in Control transaction, then Executive’s designated beneficiary) shall be entitled to the following severance benefits.
(i)Base Severance Amount. Executive shall be entitled to receive the Base Severance Amount as set forth in Paragraph Exhibit B2.1(a)(i) above;
(c)Commencement of Payments. Any severance payments made pursuant to this Agreement shall commence no sooner than the Effective Date (as defined below) and shall be paid in accordance with the payment schedule set forth in this Agreement. Executive acknowledges that he would not otherwise be entitled to the consideration set forth in this Agreement were it not for his covenants, promises, and releases set forth hereunder.
3.No Amounts Owing. Executive acknowledges that he has received all wages and compensation due to him from the Company and that the Company shall owe Executive nothing further once Executive receives the consideration described in the preceding Paragraph.
4.Mutual Release. In further consideration for this Agreement, Executive and the Company, on their own behalf and on behalf of their predecessors, successors and assigns, hereby, upon the Company’s payment of the amounts referenced in Paragraph Exhibit B2 of this Agreement and provided that Executive does not revoke this Agreement as provided for in Paragraph Exhibit B7 below, release and forever discharge each other, and each of their respective employees, shareholders, officers, directors, agents, insures, family members, attorneys, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and their respective predecessors, successors and assigns (collectively, “Executive Released Parties,” and “Company Released Parties,” respectively) from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Executive Released Parties and/or the Company Released Parties ever had, now has or may claim to have had as of the date this Agreement against each other (whether directly or indirectly), or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or things, including, without limiting the generality of the foregoing, the Action, the claims referenced in Recital B above, any claims, demands, causes of actions, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including without limitation:
(1)The Civil Rights Act of 1964, as amended;
(2)42 U.S.C. §1981;
(3)The California Fair Employment and Housing Act;
(4)Section 503 of the Rehabilitation Act of 1973;
(5)The Fair Labor Standards Act (including the Equal Pay Act);
(6)The California Constitution;

(7)The California Labor Code, specifically including, but not limited to the Private Attorney General Act pursuant to Labor Code § 2699, et seq. with the exception of Labor Code sections 2802;
(8)The Employment Retirement Security Act, as amended;
(9)The California and Federal Family and Medical Leave Acts;
(10)The Age Discrimination in Employment Act;
(11)The Older Workers’ Benefit Protection Act;
(12)The California Workers’ Compensation Act;
(13)The California Business and Professions Code;
(14)The California Government Code;
(15)The California Pregnancy Discrimination Act;
(16)The California Wage Orders;
(17)The Immigration Reform and Control Act;
(18)The Worker Adjustment and Retraining Notification Act;
(19)The National Labor Relations Act;
(20)California’s Occupational Safety and Health Act, or the Federal equivalent;
(21)The Delaware Discrimination in Employment Act, Del. Code Ann. tit. 19, §§ 710 to 719A;
(22)The Delaware Whistleblowers’ Protection Act, Del. Code Ann. Tit. 19 §§ 1701 to 1708;
(23)The Delaware Wage Payment and Collection Act, Del. Code Ann. tit. 19, §§ 1101 to 1115;
(24)The Delaware Fair Employment Practices Act, Del. Code Ann. tit. 19, §§ 701 to 709A; and
(25)The Delaware social media law, Del. Code Ann. Tit. 19 § 709A, or any other facts, transactions or occurrences relating to Executive’s employment with the Company up through and including the date of execution of this Agreement.
5.Newly Discovered Facts. The Company and Executive (collectively the “Parties”) hereby acknowledge that the Parties may hereafter discover facts different from or in addition to those that he now knows or believed to be true when the Parties expressly agreed to assume the risk of the possible discovery of additional facts, and the Parties agree that this Agreement will be and remain effective regardless of such additional or different facts. The Parties expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions. Charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.
6.Waiver of Section Known and Unknown Claims. The Company and Executive hereby state that it is their intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees and costs hereinabove released. The Company and Executive hereby expressly waive and relinquish all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California (and any similar law of the State of Delaware) which provides:
“Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims that the creditor or the releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
7.Acknowledgment of Rights and Waiver of Claims under the Age Discrimination in Employment Act (“ADEA”). Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). He also acknowledges that the consideration given for the waiver and release in the preceding Paragraph hereof is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (a) his waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has at least twenty-one (21) days to consider this Agreement (although he may by his own choice execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Executive may revoke this Release only by giving the Company formal, written notice of Executive’s revocation of this Release, to the Chairperson of the Company’s board of directors, to be received by the Company by the close of business on the seventh day following Executive’s execution of this Release.
8.Non-Competition. In consideration of the Company entering into this Agreement, during Executive’s employment and for the twenty-four (24) months following the Separation Date, regardless of the reason for the cessation of Executive’s employment:
8.1Executive covenants and agrees that Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company, its parent, or their affiliates, whether as an owner, investor, director, executive, manager, employee, independent consultant, contractor, advisor, or otherwise; provided, that it shall not be a breach of this Section 8 for Executive to own (a) less than one percent (1%) of any class of stock in a publicly-traded entity, or (b) any equity securities or similar ownership interests in the Company or any Company affiliate.
8.2As used in this Agreement, “Competitor” means, at any time during Executive’s employment or at the time of the termination of Executive’s employment with the Company, its parent, or any affiliate thereof for any reason, as applicable, any individual, corporation, partnership, limited liability company, association, joint venture, trust, joint stock company, joint venture, or unincorporated organization that, in each case, competes or proposes to compete anywhere in the world with any business carried on the Company, its parent or any affiliate thereof with respect to which Executive (a) was materially involved during Executive’s employment, or (b) had access to confidential information.
8.3Executive acknowledges and agrees that, for purposes of this Section 8, due to the continually evolving natures of the Company, its parent’s and their affiliates’ businesses, and the industries in which they are involved, the scope of the Company’s, its parent’s, and their affiliates’ business and/or the identities of their

Competitors may change over time and that breach of this Agreement by accepting employment with a Competitor would irreparably injure the Company, its parent, and their affiliates.
8.4Executive acknowledges and agrees that (a) each of the restrictions in this Section 8 constitutes a separate and independent restriction on Executive, and (b) should a court at any time determine that any restriction or limitation in this Section 8 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company, its parent and their affiliates and be deemed reasonable and enforceable by the court.
9.Company Property. Executive hereby represents and warrants that on or before the Separation Date, he will return to the Company all Company property and documents in his possession including, but not limited to, Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.
10.Confidentiality. The Parties agree that they will keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Executive may make such disclosure to his immediate family, and Executive and the Company may make such disclosure to their respective professional representatives (e.g., attorneys, accountants, auditors, tax preparers), all of whom will be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law.
11.Confidential Information and Trade Secrets. Executive shall, concurrently with the execution of this Agreement, and before Executive receives the consideration referenced in Paragraph 2 above, execute the Certificate of Compliance Post Termination attached as Exhibit 2 to the Executive Confidentiality, Non-Disclosure, Non-Recruiting and Assignment of Interest of Inventions Agreement (Exhibit A to the Employment Agreement) and as Exhibit A to this Agreement, acknowledging Executive’s continuing obligations pursuant to that certain Executive Confidentiality, Non-Disclosure, Non-Recruiting and Assignment of Interest Inventions Agreement that Executive previously executed, attached as Exhibit A to Executive’s Employment Agreement with the Company. Executive understands and agrees that nothing in this Agreement shall effect Executive’s continuing obligations under that Executive Confidentiality, Non-Disclosure, Non-Recruiting and Assignment of Interest in Inventions Agreement which shall survive execution of this Agreement. Executive agrees that if Executive breaches Executive Confidentiality, Non-Disclosure, Non-Recruiting and Assignment of Interest in Inventions Agreement executed between Executive and the Company during the time period in which Executive is receiving severance under this Agreement the Company shall have the right, within its sole and absolute discretion, to withhold making any further severance payments until Executive complies with the terms of Executive Confidentiality, Non-Disclosure, Non-Recruiting and Assignment of Interest in Inventions Agreement and shall also have the right to seek reimbursement for any damage caused to the Company as a result of Executive’s breach of Executive Confidentiality, Non-Disclosure, Non-Recruiting and Assignment of Interest in Inventions Agreement.
12.Waiver of Future Employment. Executive understands that his employment with the Company has terminated; he waives any rights to future employment; and he agrees that he will never again apply for or seek employment with the Company or any subsidiary or affiliate of the Company. Executive agrees that should he apply for employment with the Company or any subsidiary or affiliate, then the Company and/or its affiliates shall have cause to deny his application for employment without recourse.
13.Entire Agreement. This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement. The Parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement: that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement. This Agreement may be amended and any provision herein waived only pursuant to and in accordance with Section 7(f) of the Employment Agreement (but only in writing, and signed by the party against whom such an amendment or waiver is sought to be enforced).
14.Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, executives, servants, successors, and assigns.
15.Construction. This Agreement shall not be construed in favor of one party or against the other.
16.Partial Invalidity. Should any portion, word, clause, phrase, sentence or Paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.
17.Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
18.Enforcement Costs. Executive agrees that in the event Executive breaches any provision of this Agreement, Executive shall pay all costs and attorney’s fees incurred in conjunction with enforcement of this Agreement.
19.Governing Law and Jurisdiction. This Agreement shall be interpreted under the law of the State of Delaware, both as to interpretation and performance. Any dispute, claim, or controversy arising out of or related in any way to this Agreement shall be determined pursuant to Section 7 of the Employment Agreement, which is incorporated herein by reference.
20.Incorporation By Reference and Definitions. The Company and Executive agree that the RECITALS contained at the beginning of this Agreement are incorporated herein by this reference as material terms of this Agreement. Further, all Capitalized definitions in the Employment Agreement and this Agreement are intended to and shall be ascribed the same meaning by the Company and Executive.
21.Section Headings. The section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
23.No Admissions. It is understood and agreed by the Parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.
24.Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.
25.Executive’s Acknowledgment of Representation by Independent Counsel in Negotiation of this Agreement. Executive acknowledges, represents, and warrants that he has in fact been individually, fully, and adequately represented by legal counsel in negotiating with the Company the terms of this Agreement, including without limitation the venue or forum in which a controversy arising from the Agreement may be adjudicated and the choice of law to be applied.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Executive:	Accepted and agreed to: Arm, Inc.

RENE ANTHONY ANDRADA HAAS	Signature

Date	Name

Title

Date

EXHIBIT C
INVESTMENT CONFLICT MANAGEMENT ACKNOWLEDGMENT
This Investment Conflicts Management Acknowledgement (Acknowledgement) addresses personal equity investments made or to be made by you or your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, living in the same household as you (Immediate Family Member) in certain private companies and/or investment funds for which pre-clearance is required (a Covered Investment) under that certain Investment Conflicts and MNPI Governance Policy (Policy) of SoftBank Group Corp. (SBG). Under the Policy and its implementing procedures, your ability to make equity investments in any Covered Investment is conditioned upon your execution and delivery of this Acknowledgement.
1.    Potential Conflict. Following the effective date of the Policy, SBG keeps a recorded list of the Covered Investment(s) for which pre-clearance has been granted by SBG. That list may be updated, from time to time, to (i) schedule additional Covered Investments, in the event you seek to make new personal equity investments in Covered Investments, and (ii) remove certain scheduled Covered Investments, in the event you dispose of your equity positions in any such Covered Investments. The companies and investment funds on that recorded list are referred to herein as Restricted Investments.
2.    Actual Conflict.
(a)    Disposition. In the event SBG or any of its subsidiaries (SoftBank) invest in any Restricted Investment (a Conflicted Investment), upon SBG’s request, you agree to use your reasonable best efforts to promptly divest your equity position in such Conflicted Investment by sale: (i) to SoftBank at the price per equity interest paid by investor(s) in the equity financing round immediately preceding the round in which SoftBank invests, subject to a floor equal to the price per equity interest paid by you, provided that SoftBank would bear any transfer, stamp, documentary or similar taxes, fees, costs and expenses applicable to such sale; or (ii) to the applicable issuer or any bona fide third-party person or entity approved by SBG, where SBG’s approval will not be unreasonably withheld.
(b)    Lockup. In the event you are not successful in or restricted from disposing of your equity position in any Conflicted Investment, upon SBG’s request, you agree to not, without SBG’s prior written consent, transfer, sell, assign, gift or dispose of, or create any pledge, lien or other encumbrance over the ownership of, any equity interests in such Conflicted Investment, until SoftBank disposes of the entirety of its equity interest in such Conflicted Investment or the Conflicted Investment becomes publicly listed on an internationally recognized securities exchange (provided that any other applicable SoftBank restrictions would continue to apply), other than transfers to any trust for the exclusive benefit of, or entity exclusively owned by, you or your immediate family, directly or indirectly (in each case, provided that such trustee or entity, as applicable, agrees to be bound by the restrictions herein).
3.    Miscellaneous. You agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary or appropriate to carry out the purposes and intent of this Acknowledgement. This Acknowledgement may be amended only by a written agreement executed by you and SBG. The term of this Acknowledgement shall survive until the cessation of your employment or other provision of services to SoftBank. This Acknowledgement shall be governed by the laws of Japan (for those based in Japan), England and Wales (for those based in the United Kingdom), the State of Delaware (for those who are not based in Japan or the United Kingdom). Any unresolved controversy or claim arising out of this Acknowledgement shall be submitted to confidential, binding arbitration, in accordance with JAMS’ Streamlined Arbitration Rules and Procedures, by one arbitrator proposed by JAMS who is reasonably acceptable to SBG.
Please confirm your agreement by signing above your name below.
Signature: /s/ Rene Haas

Name:     Rene Haas